Code of Ethics

Dated
March 24, 2023

2373 PGA Boulevard, Suite 200
Palm Beach Gardens, FL 33410

Explanatory Notes:

-    For purposes in the Code of Ethics (the “Code”) Hood River Capital Management will be referred to as “the Firm.”

-    You will find definitions of some of the terms used throughout the Code in Exhibit A.

-    The provisions of this Code apply to all current Supervised Persons.

-    The provisions of this Code relating to personal securities transactions (including prohibitions, approvals and reporting requirements) apply not only to Supervised Persons themselves, but also to their spouses, children and immediate family members sharing the same household, and any partnerships, trusts, estates, etc. in which any of them has an interest in a Covered Account, as outlined in Exhibit B.
I. Preamble
This Code of Ethics (the “Code”) was adopted to effectuate the purposes and objectives of Sections 204A, 204A-1, 204-2 and 206 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (the “Company Act”). Section 204A requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers. Rule 204A-1 of the Advisers Act requires all investment advisers to adopt a written Code of Ethics that must include the following items at a minimum:

1.    Standards of business conduct that the Firm requires of its supervised persons (“Supervised Persons”) which must reflect the fiduciary obligations of the Firm and its Supervised Persons;

2.    A requirement that the Firm and its Supervised Persons comply with federal securities laws;

3.    Personal trading policies and procedures, including requirements that Supervised Persons (for purposes of rule reference, the Firm considers all Access Persons to be Supervised Persons) report personal securities transactions and holdings to the Firm and the Firm review them;

4.    A requirement that Supervised Persons report any violations of the Code promptly to the Chief Compliance Officer (“CCO”) or to another person designated in the Code (“Compliance Designee”);

5.    A requirement that the Firm provide its Supervised Persons with a copy of the Code and any amendments and that Supervised Persons provide written acknowledgement of receipt; and

6.    Record keeping requirements with respect to investment advisers’ Code of Ethics and personal securities transactions of Supervised Persons employed by the Firm and related parties.

Rule 204-2 of the Advisers Act imposes record keeping requirements with respect to investment advisers’
Code of Ethics and personal securities transactions of Supervised Persons employed by the Firm and related parties. Section 206 of the Advisers Act makes it unlawful for any investment adviser, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly to:

1.    Employ any device, scheme, or artifice to defraud any client or prospective client;

2.    Engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;

3.    Act as principal for his or her own account, knowingly sell or purchase any security from a client, or act as broker for a person other than such client, knowingly effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction; or

4.    Engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

The CCO will be responsible for reviewing this Code periodically, but not less than annually, and making amendments as needed. The CCO will periodically report to the Firm’s Board of Managers to document compliance with this Code. As an investment adviser to mutual funds, the Firm’s Code must be approved by the mutual fund’s governing board. For any mutual fund to which the Firm provides investment advisory services, the Firm will submit a copy of the Code for approval by the mutual fund’s governing board:

1.    Initially, before it is retained as an investment adviser to the mutual fund; and

2.    With each material change, no later than six months after adoption of the change.
II. Statement of General Principles
The Firm is dedicated to providing effective and professional investment advisory services to its clients and is dependent upon a high level of public and client confidence for its success. That confidence can only be maintained if the Firm’s Supervised Persons observe the highest standards of ethical behavior in the performance of their duties. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of its clients before its own and to refrain from having outside interests that conflict with the interests of its clients. The Firm and its Supervised Persons must avoid any circumstances that might adversely affect or appear to affect the Firm’s duty of complete loyalty to clients.

While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might rise, this Code is designed to set forth the Firm’s policy regarding Supervised Persons’ conduct in those situations in which conflicts are most likely to develop. Supervised Persons should keep in mind the following fundamental fiduciary principles that govern their activities:

1.    The interests of the clients must come first. The Firm must scrupulously avoid serving its own interests ahead of those of its clients when making any decision relating to personal investments;

2.    Supervised Persons must not take inappropriate advantage of their positions and must minimize conflicts of interest and even the appearance of conflicts of interest, between the personnel of the Firm and its clients in the securities markets;
3.    Information concerning clients’ investments must be kept confidential. The Firm requires all Supervised Persons to keep information about clients, both individuals and institutions, in strict confidence, including the client’s identity (unless the client consents), the client’s investment objectives and policies, the client’s securities holdings, and investment strategies implemented on behalf of the client. The Firm prohibits Supervised Persons from disclosing non-public information concerning clients or securities transactions to Supervised Persons within the Firm or with its affiliates, except as necessary to carry out their responsibilities or for other legitimate business purposes;
4.    Supervised Persons responsible for providing investment advice to clients must always provide professional investment advice based upon unbiased independent judgment; and

5.    No Supervised Person may engage in what is commonly known as insider trading. Specifically, the Firm prohibits securities trading, either personally or on behalf of others (including client accounts) on the basis of material non-public information and communicating material non-public information to others. Further, the Firm prohibits its Supervised Persons from engaging in rumor mongering, the circulation of rumors, or forwarding unsubstantiated statements that may perpetuate the potential for insider trading. This policy extends to activities within and outside the Firm and is further outlined in Exhibit C.

These principles govern all conduct by Supervised Persons whether or not such conduct is covered by specific procedures. Failure to comply with these general principles may result in disciplinary action including, but not limited to, termination of employment.

All directors and officers of the Firm-managed mutual funds (“Manager Directed Portfolios”) that are not Supervised Persons of the Firm are not covered by this Code. They are covered by Manager Directed

Portfolios’ Code of Ethics which is administered by Manager Directed Portfolios’ Chief Compliance Officer.
III. Scope of the Code

III.A. Persons Covered by the Code
All employees are considered Supervised Persons of the Firm and are subject to the Code. The CCO or the Compliance Designee will maintain a dated list of all Supervised Persons and Access Persons.

III.B. Securities Covered by the Code
A Covered Security includes exchange traded funds as well as any instrument that is considered a security as defined by Section 202(a) (18) of the Advisers Act with the exception of the following:
    Direct obligations of the U.S. Government (e.g. Treasury securities);
    Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality, short-term debt obligations, including repurchase agreements;
    Shares issued by money market funds; shares of open-end mutual funds that are not advised or sub-advised by the Firm or its Service Level Agreement (“SLA”) governed business partners1; and
    Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Firm or its SLA governed business partners2.

Exhibit B provides examples of Covered Securities.
III.C. Accounts Covered by the Code
An account in which a Supervised Person has a beneficial ownership interest as that term is defined in Rule 16a-1(a) (2) of the Securities Exchange Act of 1934. For purposes of our application, this includes accounts that can transact business in securities covered by the Code and includes not only the Supervised Persons themselves, but also includes their spouses, children and immediate family members sharing the same household, and any partnership, trusts, estates, etc. in which any of them has an interest. Supervised Persons are required to notify Compliance prior to or at the time of establishing a new Covered Account or the closing of an existing Covered Account. Exhibit B provides examples of Covered Accounts.
IV. Personal Securities Transactions

IV.A. Policy
It is the Firm’s policy not to permit its Supervised Persons or their immediate family members to benefit from trades executed for its clients at the expense of its clients. However, the Firm does allow Supervised Persons and their immediate family members to own and transact securities in which the Firm transacts for client accounts subject to the rules outlined here. The Firm believes such a policy creates a commonality of interest between its clients and its Supervised Persons.

The Firm requires that all Supervised Persons strictly comply with the following policies and procedures regarding personal securities transactions. Exceptions to the procedures require the written pre-approval of the CCO. Supervised Persons found to be out of compliance are subject to disciplinary action including, but not limited to, termination of employment. If the Firm becomes aware of material, non-public information about the issuer of underlying securities, Supervisory Persons may find themselves “frozen” in a position in a security. Should this occur the Firm will not bear any losses resulting in a Covered Account due to the implementation of this Policy.

IV.B. Preclearance Procedure
A Supervised Person may acquire a direct or indirect beneficial ownership interest in Covered Securities only if the Supervised Person obtains the prior written, including via email, approval of the CCO or the Compliance Designee. A preclearance is effective until the close of trading the following business day
1 Advised or sub-advised mutual funds are considered a “Covered Security” when the CCO deems that the Firm’s Supervised Persons have access to non-public information about the fund(s).
2 A description of the Firm’s SLA governed business relationship is provided on the Firm’s Form ADV Part 2A.

after approval is granted. If the preclearance request is made after the close of the stock market, the approval is effective for two business days after the approval is granted. Preclearance in no way absolves the Supervised Person of the obligation to abide by the provisions, principles, and objectives of this Code. The Firm’s preclearance request checklist for use by the CCO or the Compliance Designee is attached as Exhibit D and Exhibit E to this Code.

IV.C. Exceptions to Preclearance
Securities not included in the definition of a Covered Security are not subject to the preclearance requirement because certain types of Covered Securities do not present the opportunity for the type of improper trading activities this Code is designed to prevent. The following transactions in Covered Securities are excluded from the preclearance rules and review:

1.    Transactions resulting from automatic dividend reinvestment plans or other automatic investment plans;
2.    Securities acquired through corporate distributions applicable to all holders of the same class of security (e.g. stock dividends);
3.    Purchases affected upon exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer; and
4.    Non-discretionary transactions affected for which the Supervised Person has no direct or indirect influence or control (i.e. managed accounts).

IV.D. Preclearance Rules and Trade Activity Review
The following rules provide the basis for approval or denial decisions granted by the CCO or the Compliance Designee when personal securities transactions in Covered Security transactions are submitted for review.

1.    Watch List or Restricted Securities – The Firm may from time to time, for a variety of reasons, identify issuers whose securities Supervised Persons are restricted from trading. A dated Watch List and the Restricted List will be maintained by the Compliance Designee.
    The Watch List is comprised of securities the Firm is closely observing and anticipating imminent action in on behalf of Client Accounts. If an issuer is on the Watch List, trading may be approved depending on the facts and circumstances of the request and the requestor. The Compliance Designee circulates the previous Watch List to all portfolio managers and analysts bi-monthly, asking them to (a) add the name of each security for which he or she is preparing a formal recommendation; and (b) delete all securities for which investment consideration has been indefinitely suspended or terminated for any reason whatsoever. The Compliance Designee updates the Watch List accordingly and makes it available to all Supervised Persons.

    The Restricted List is comprised of the names of issuers (a) for which a Supervised Person of the Firm (or that person’s family member) serves as an officer or director; (b) in which any Supervised Person of the Firm (or that person’s family member) owns greater than a 4.9% interest; (c) that Supervised Persons may have insider information. If an issuer is on the Restricted List, trading will be denied. Under extraordinary circumstances prior to the trade the CCO can grant an exception. This exception will be dependent on the facts and circumstances of the request and the requestor. This list will not change unless the Compliance Designee receives written notification. All Supervised Persons are responsible for informing the CCO or the Compliance Designee of an issuer that should be included on the Restricted List.

2.    Black-out Period - Supervised Persons may not purchase or sell a security in their Covered Account if the same security is anticipated to be traded in client accounts in the next 5 business days (“black-out period”). If a stock has been purchased or sold in client portfolios as part of an active trading program (portfolio manager directed trade), the Supervised Person may not trade in the opposite direction of the client trade within 4 business days of the completion of the trade program unless it qualifies for the de minimis exemption. Trades done in the same direction as active client trades will be approved without restrictions if the trading program is complete. Passive trades (not part of an active portfolio manager directed trade action, e.g. cash inflows/outflows) are generally not included in the black-out period.

During quarterly testing, Compliance will cross-reference Supervisory Person trading against Client portfolios for 5-business days preceding and 4-business days following an active trading program. If there is a personal trade during that timeframe, Compliance will investigate and may require the Supervised Person to submit a written explanation of the circumstances surrounding the transaction. If the CCO deems that the written explanation fails to adequately demonstrate that the Supervised Person effected his or her trade without knowledge of the impending managed portfolio transaction, the Supervised Person may be required to submit a trade to reverse the transaction, forfeit any resulting gains, and absorb any resulting financial and/or tax consequences based on the investigation and decision of the CCO.

3.    De minimis Exemption - The Firm’s compliance team may grant a de minimis exemption to the application of the black-out period discussed above. Trades covered by the de minimis exemption are still required to be pre-cleared, are subject to all other requirements of the Code and must meet all of the following requirements:

    There is no planned active trading in the security in the next 5 business days;
    The transaction or aggregated transactions, in which the Exemption is being utilized, must be for the purchase or sale of up to 500 shares or $25,000 (whichever is greater) every 30 days. In the case of options, the transaction must be for < 20 contracts or less;
    The issuer of the securities must have a market capitalization of at least $3 billion. In the case of options, the underlying security must have a market capitalization of at least $3 billion; and
    The transaction must be free from any actual and/or apparent conflicts of interest.

4.    Short-term Trading – Supervised Persons are prohibited from profiting from any opposite transaction in the same Covered Security within a specified time period. The time period is dependent on the securities that the Firm is closely observing and is anticipating imminent action; these securities are listed on the Watch List or held within a client portfolio by the Firm or an SLA governed business partner. Supervised Persons are restricted from profiting from an opposite transaction in the same securities for 30 – calendar days. The time period is 7-calendar days for Covered Securities not contained on the Watch List or held within a client portfolio by the Firm or an SLA governed business partner. For purposes of this rule, a last-in, first-out (“LIFO”) rule will be applied, matching any transaction with any opposite transaction within the specified time period.
The CCO may grant exceptions to the short-term trading restriction in extraordinary circumstances. Any requests for an exception to the short-term trading restriction must be submitted to the CCO or the Compliance Designee in writing. The purchase and/or sale of option contracts may not be used to circumvent this restriction. The exceptions to Covered Securities as identified in IV.C. are not subject to this prohibition.
5.    Market Timing and Late Trading in Mutual Funds – Mutual funds are not intended to be used as short-term trading vehicles. Supervised Persons are prohibited from engaging in market timing in any mutual fund advised or sub-advised by the Firm in any manner which violates that mutual fund’s prospectus. Late trading in mutual funds is explicitly prohibited by law. Late trading occurs when a mutual fund order is received from a client after the mutual fund’s trading deadline. Even though the Code does not require reporting purchases of mutual funds that are not advised or sub-advised by the Firm, Supervised Persons are prohibited from engaging in or facilitating late trading in any mutual fund.
6.    Private Placements and Limited Partnerships– Supervised Persons may purchase privately placed securities, subject to advance review and approval by the CCO or the Compliance Designee. However, in order to comply with Section 17(d) of the Investment Company Act of 1940, Supervised Persons of Hood River may not participate in a purchase transaction involving privately placed securities in which the Hood River Small-Cap Growth Fund invests. Requests to participate in private placements (or limited offerings), as well as reporting on pre-existing positions at time of employment, must be submitted for pre-approval along with copies of the offering documents and subscription agreements. This rule applies to initial investments as well as subsequent investments. Approvals granted by the CCO or the Compliance Designee will be based in part on the Supervised Person’s ability to demonstrate that no current or potential conflict of interest will arise from engaging in the transaction. The de minimis exemption discussed above does not apply to purchases of privately placed securities. Supervised Persons who own privately placed securities, whether held at the start of employment or acquired during their employment, may at any time be required to halt any and all transactions involving those securities or even divest the securities if potential conflicts of interest should arise. The Firm’s preclearance request form for Private Placements is attached as Exhibit E to this Code.
7.    Prohibited Transactions in Initial Public Offerings (“IPOs”) - Supervised Persons are prohibited from purchasing securities in initial public offerings. In the event that a Supervised Person holds securities in a company that has announced that it will engage in an IPO, the Supervised Person must bring the information about the impending IPO to the attention of the CCO or in their absence the Compliance Designee.
8.    Prohibited Transactions in an Initial Secondary Offering – Supervised Persons are prohibited from purchasing securities in initial secondary offerings unless: (a) the reason the Supervised Person-related account has access to the secondary offering is not related to the Supervised Person’s position with the Firm; and (b) the CCO has approved the transaction and provided a written justification for the approval.
9.    Prohibited Block Trade Participation – Supervised Persons are prohibited from block purchases or sales in which Client Accounts participate.

10.    Registered Representatives of Quasar Distributors, Inc. – For Hood River employees that are both Supervised Persons and Registered Representatives of the Funds the following additional requirements apply:

a.    Pre-approval is needed from the distributor prior to opening a new covered security account. Some exemptions may exist as defined by the distributor.
b.    Pre-approval is required by both the advisor and the distributor for all activities with the exception of publically traded securities transactions. For personal securities transactions, the previously listed advisor requirements still apply.
c.    Registered Representatives may not engage in Initial Public Offerings (IPOs).

Exhibit B provides examples of Covered Securities and requirements for preclearance review. All Covered Securities, unless noted as an exception from preclearance in IV.C, are subject to the aforementioned preclearance rules. Supervised Persons are responsible for ensuring that all Covered Securities transactions abide by these preclearance rules.
V. Reporting Requirements

Each Supervised Person shall instruct each broker, dealer and/or bank to supply the Compliance Department with duplicate copies of all Covered Securities trade confirmations and account statements for Supervised Person-related accounts and beneficial ownership accounts no later than 30 days after each calendar quarter. The aforementioned preclearance rules (IV.D) are the basis for the trade activity review of these duplicate confirmations and account statements.

The following reports shall be treated confidentially, but are open to inspection by the Firm’s legal counsel and the staff of the Securities and Exchange Commission upon request and as required by law.

V.A. Initial/Annual Holdings Report
Upon employment, Supervised Persons are asked to report in writing (1) all personal security holdings held in Supervised Person-related accounts that contain securities; (2) the account registrations, account numbers, and names of each broker, dealer and/or bank where the accounts are maintained; and (3) identify Supervised Person-related accounts. New Supervised Persons will be given ten days to sell any Covered Securities they wish to sell as a result of a review of this Personal Securities Transactions Policy. The Initial Holdings Report is due no later than 10 days from the Supervised Person’s first day of employment.

The Annual Holdings Report is required annually and is due within 30 days of adoption of the revised Code. This report coincides with the Quarterly Transactions Report listed in V.B. below.

Supervised Persons with non-discretionary accounts for which there is no direct or indirect influence or control (i.e. managed accounts), will be required to certify annually that those accounts remain non-discretionary.

V.B. Quarterly Transactions Report
On a quarterly basis, Supervised Persons shall report in writing (1) all personal security transactions that occurred in Supervised Person-Related Accounts and Beneficial Ownership Accounts involving Covered Securities were submitted for preclearance; and (2) the account registrations, account numbers, and names of each broker, dealer and/or bank that contain securities; and (3) identify new Supervised Person-related accounts that contain securities opened during the quarter if omitted.

Even if a Supervised Person did not execute Covered Securities transactions or own securities accounts for the quarter, he or she must complete the report. Quarterly reports must be submitted to the Compliance Designee no later than 30 days after the end of each calendar quarter. If that day is not a business day, then the quarterly report shall be submitted no later than the first business day thereafter.
See Exhibit G for a copy of this report.

V.C. Initial/Annual Certification of Compliance
Upon commencement of employment or appointment as a Supervised Person of the Firm, each Supervised Person shall certify that he or she has received, read, and understands the Code along with the other certifications outlined. The Initial Certification of Compliance is due no later than 10 business days from the Supervised Person’s first day of employment or appointment as a Supervised Person.

The Annual Certification of Compliance is required at least annually and is due within 30 days of adoption of the revised Code. See Exhibit H for a copy of this report.

V.D Reporting Violations
If a Supervised Person becomes aware of any violations of the Code, he or she shall promptly report the violation to the CCO or the Compliance Designee. Any retaliation for the reporting of a violation under the Code shall constitute a violation of the Code.

V.E. Review of Reports and Preclearance Forms
The CCO or the Compliance Designee shall be responsible for promptly reviewing all preclearance forms, the items identified in Section V, as well as any other documents deemed necessary to ensure compliance with this Code. On a quarterly basis, the CCO or the Compliance Designee shall report to the Board of Managers all material violations and sanctions imposed in response to those violations that occurred during the previous quarter pursuant to the Code. The CCO or the Compliance Designee shall prepare a written report to the governing board of any investment company for which the Firm acts as adviser or sub-adviser (or as otherwise directed by the governing board’s representative) that shall include information about any material violations and sanctions imposed in response to those violations that occurred during the prior calendar year or other reporting period requested by the investment company. If appropriate, the CCO shall certify to the governing board of any investment company for which the Firm acts as adviser or sub-adviser that the Firm has adopted procedures reasonably necessary to prevent its Supervised Persons from violating its Code.

V.F. Sanctions
The sanctions for violations of the Code may include, but are not limited to, any or all of the following: (1) a letter of censure, (2) a fine, (3) temporary or permanent suspension of trading for any Supervised Person-related accounts or beneficial ownership accounts, (4) temporary suspension of employment, (5) termination of employment, (6) disgorgement of any ill-gotten profits or avoidance of losses, and/or (7) any other sanction deemed appropriate by the Firm’s CCO and the Hood River Board of Managers.

V.G. Retention of Records
The CCO or the Compliance Designee shall maintain, in an easily accessible place, the following records:

(a)    A copy of each Code of Ethics in effect at any time within the past five years;

(b)    A record of any violation of the Code of Ethics, and of any action taken as a result of the violation for at least five years from the end of the fiscal year in which the violation occurred;
(c)    A copy of each report made by a Supervised Person for at least five years from the end of the fiscal year in which the report is made;
(d)    A record of all persons, currently or within the past five years, who have been Supervised Persons and Access Persons;
(e)     A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports; and
(f)    A Record of any decision, and the reasons supporting the decision, to approve investments in IPOs and limited offerings for at least five years from the end of the fiscal year in which the approval is granted.

EXHIBIT A – Definitions

“Access Persons” – Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All directors, officers and partners of an Adviser are presumed to be Access Persons. Members who do not have access to the information or responsibilities defined above are excluded as Access Persons of Hood River.

“Advisory Person of a Fund or Fund’s Investment Adviser” – Any director, officer, general partner or employee of the Fund or Adviser (or of any company or natural person in a control relationship to the Fund or Adviser) who makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales.

“Automatic Investment Plan” – A program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

“Beneficial Ownership” – An individual or group of individuals that, either directly or indirectly, has the power to vote or influence the transaction decisions regarding a specific security or account.
“CCO” – refers to the Chief Compliance Officer of the Firm.

“Client” or “Client Account” – refers to any fund or account where the Firm serves as general partner, investment adviser, or sub-adviser; where the Firm is the investment adviser to a Fund, the Fund – not any fund investor – is our client.

“Compliance Designee” – refers to the qualified designee identified by the CCO to execute some of the Compliance Department’s daily responsibilities.

“Covered Accounts” – All accounts that can transact in Covered Securities (as defined below) in which any Supervised Person, their spouse or members of their immediate family who share the same household, has an interest or beneficial ownership. Beneficial ownership includes having any direct or indirect financial interest in an account – including an account with a financial institution or a 401(k) plan (that includes Directed Brokerage or the ability to invest in Firm-advised mutual funds) or other employee benefit account – regardless of the name in which the account is held. Beneficial ownership also includes having any discretionary control over the purchase or sale of Covered Securities in any such account. Please see exhibit B for additional information.

“Covered Securities –Investments in securities, as defined in Section 202(a)(18) of the Advisers Act, which includes all types of equity and debt investments (including investments in a related security, such as an option), with the exception of the following securities:

    U.S. government bonds;
    Bankers’ acceptances;
    Bank certificates of deposit;
    Commercial paper;
    High-quality short-term debt instruments (such as money market mutual funds);
    Shares of open-end mutual funds that are not advised or sub-advised by the Firm or its Service Level Agreement (“SLA”) governed business partners; and
    Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Firm or its SLA governed business partners.

If changes to these lists occur between updates to the Code, the Compliance Designee will communicate such changes in writing to all Supervised Persons.

Note Related to Futures. Although futures are not “securities,” certain futures instruments could be used in certain investment strategies for Client accounts. Accordingly, they are subject to the reporting requirements of the Code. The Compliance Department will periodically review any futures trading for abuses and conflicts and reserves the right to subject such trades to preclearance and other requirements.

“Directed Investment” – refers to the opportunity within a 401k plan in which plan participants could invest directly in securities (i.e. equities) as well as from a menu of mutual funds.

“Federal Securities Laws” – Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Firm” – refers to Hood River Capital Management LLC.

“Fund” – Investment company registered under the Investment Company Act of 1940.

“Initial Public Offering” – An offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Personnel of a Fund or of a Fund’s Investment Adviser” – Any employee (or natural person who controls the Fund or Adviser) who makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

“Limited Offering” – An offering exempt from registration under the Securities Act of 1933 as such terms are used in the Code, “Private Placements” and “Limited Partnerships” are Limited Offerings.

“Reportable Fund” – Any Fund for which the Adviser serves as investment adviser as defined in the Investment Company Act of 1940. Any Fund whose investment adviser controls, is controlled or is under common control with the Adviser.

“Supervised Person” – Any partner, officer, director (or other person occupying similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

“Third Party Manager Account” – A Covered Account where a third party has investment management discretion regarding securities transactions pursuant to a written, executed investment management or advisory agreement addressing the Covered Account. Whether a Covered Account is considered a Third-Party Manager Account rests in the discretion of the CCO or the Compliance Designee. No Supervised Person shall consider a Covered Account to be a Third Party Manager Account until written approval from the Compliance Department has been granted. The Compliance Department reserves the right to revoke its approval of a Third Party Manager Account at any time, for any reason.

EXHIBIT B – Reference Charts for Covered Accounts and Covered Investments

The following chart contains many of the common investment account types, though it is not all–inclusive.
Remember that the Code provisions apply not only to Supervised Persons themselves, but also to:
    Spouses, children and immediate family members sharing the same household;
    Investment Clubs, Partnerships, Trusts and Estates; and
    Other types of accounts in which any of them has an interest or beneficial ownership.

Beneficial ownership includes having any direct or indirect financial interest in an account – including an account with a financial institution or 401k plan or other employee benefit account – regardless of the name in which the account is held. Beneficial ownership also includes having any discretionary control over the purchase or sale of Covered Investments in any such account.

* - Supervised Persons must ensure that duplicate copies of account statements and confirmations are sent directly to the attention of Compliance Department.
** - Currently the Firm does not sub-advise any 529 Plans, but this provision would be subject to change in the event that the Firm started to sub-advise a 529 Plan.

The following chart contains many of the common investment instruments, though it is not all-inclusive.

It is important to note that all covered securities (III.B), excluding those listed as exceptions to the preclearance rules and review (IV.C) are subject to all the preclearance rules (IV.D).

EXHIBIT C – Insider Trading

The Firm’s policy is that no Supervised Person may engage in what is commonly known as insider trading. Specifically, the Firm prohibits securities trading, either personally or on behalf of others (including client accounts) on the basis of material non-public information and communicating material non-public information to others. Further, the Firm prohibits its Supervised Persons from engaging in rumor mongering, the circulation of rumors, or forwarding unsubstantiated statements that may perpetuate the potential for insider trading. This policy extends to activities within and outside the Firm.

Definition of Insider Trading
The term insider trading is not defined in federal securities laws, but generally is used to refer to the use of material non-public information to trade securities (whether or not one is an insider) and the communication of material non-public information to others. The law concerning insider trading is generally understood to prohibit trading by an insider, while he or she is in possession of material non-public information, trading by a non-insider, while in possession of material, non-public information if the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and communicating material non-public information to others in violation of one’s duty to keep such information confidential.

Prohibition against Misuse of Material Non-Public Information
SEC Rule 10b-5 makes it unlawful for any person to misuse, either directly or indirectly, any material, non-public information relating to a security. Supervised Persons in possession of material, non-public information relating to a security are prohibited from: purchasing or selling such securities for their own accounts or for accounts in which they have a beneficial interest or have the power, directly or indirectly, to make investment decisions; issuing research reports, recommendations or comments, which could be construed as recommendations; disclosing such information or conclusions based thereon to any person in or outside the Firm; or recommending or suggesting that any person engage in transactions in any security while in possession of material, non-public information about that security. This prohibition also includes short sales, options and margin transactions involving financial instruments that fall within the above prohibitions.

Who is an Insider?
The definition of an insider is broad. It includes officers, directors and employees of a company. In addition, a person can be a temporary insider if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. Temporary insiders can include a company’s attorney, accountant, consultant, bank lending officer, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs services. According to the United States Supreme Court, before such an outsider may be considered a temporary insider, the company must reasonably expect him or her to keep the disclosed non-public information confidential.

What is Material Information?
Trading on insider information is not a basis for liability unless the information is material. Information generally is material if there is a substantial likelihood that an investor would consider it important in making an investment decision, or if public dissemination of it is reasonably certain to have a substantial effect on the price of a company’s securities.
-    Such information that is likely to be deemed material includes, but is not limited to, the following: dividend increases or decreases; earnings estimates or material changes in previously released earnings estimates; significant expansion or curtailment of operations; significant increase or decline in revenues; significant merger or acquisition proposals or agreements, including tender offers; significant new products or discoveries; extraordinary borrowing; major liquidation; liquidity problems; extraordinary management developments; and purchase and sale of substantial assets.
Material Information does not have to relate to a company’s business. For example, in one case, the Supreme Court considered the contents of a newspaper column to be material as the article was expected to affect the market price of the security.3 In that case, a Wall Street Journal reporter was found criminally liable for disclosing the dates that reports on various companies would app
3 Carpenter v. U.S., 108 U.S.316 (1987)

ear in the Wall Street Journal and whether those reports would be favorable or not. Perhaps more importantly, knowledge of a decision, or impending decision, by the Firm to buy or sell a security for its clients or to recommend a security can constitute material information.

What is Non-public Information?
Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact or source to prove that the information is public. For example, information found in a report filed with the U.S. Securities and Exchange Commission or appearing on the Dow Jones wire, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Examples of Insider Trading
The definition of insider trading has evolved through case law and administrative proceedings to include:
- Buying or selling securities on the basis of material non-public information, including purchasing or selling for a Supervised Person’s personal account or one which the Supervised Person has a financial interest, or for the Firm’s inventory account;
- Disclosing insider information to inappropriate personnel whether for consideration or not (i.e., tipping). Insider information must only be disseminated on a need to know basis to appropriate personnel; and
- Assisting someone who is transacting business on insider information obtained from a third party.

If a question arises as to which Supervised Persons are entitled to the insider information, the CCO should be consulted. If a Supervised Person is uncertain as to whether information is material or non-public, the CCO should be consulted immediately.

Disciplinary Action and Penalties for Insider Trading
Insider trading violations can result in severe penalties to the Firm, its principals, and the individuals involved. The Firm will not tolerate violations whether inadvertent or intentional.

Violations will result in severe disciplinary action, which may include, but is not limited to, the immediate termination of the Supervised Person.

-    Penalties for trading on or communicating material non-public information are severe, both for the individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties may include, but are not limited to:
-    Civil injunctions;
-    Damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers;
-    Disgorgement of profits;
-    Jail sentences;
-    Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;
-    Prohibition from employment in the securities industry; and
-    The Firm or any other controlling persons could be assessed fines of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Compliance Procedures
These procedures have been developed to assist Supervised Persons in avoiding insider trading. Every Supervised Person must follow these procedures or risk serious sanctions, including, but not limited to, dismissal, substantial personal liability and criminal penalties. The CCO is available to answer any questions about these procedures.

Identifying Insider Information
If a Supervised Person thinks he or she may be in possession of insider information, he or she must consider the following questions before placing any personal securities transactions or securities transactions on behalf of the Firm or its clients and before communicating the information to anyone:
-    Is the information material?

-    Is this information that an investor would consider important in making his or her investment decisions?
-    Is it information that would substantially affect the market price of the securities if generally disclosed?
-    Is the information non-public?
-    To whom has this information been provided?
-    Has it been effectively communicated to the marketplace by appearing on the Dow Jones wire or by being published in Reuters, The Wall Street Journal or publications of general circulation?

Resolving Issues Concerning Insider Trading
If, after asking these questions, a Supervised Person believes the information is material and non-public, or if there are any questions as to whether the information is material and non-public, he or she should take the following steps:
-    Report the matter immediately to the CCO;
-    Do not purchase or sell securities that could be impacted by the information on behalf of themselves or others including client accounts; and
-    Do not communicate the information inside or outside the Firm other than to the CCO and the Firm’s attorneys.

After the CCO has reviewed the issue, he will determine if the Supervised Person should continue the prohibitions against trading and communication or be allowed to trade and communicate the information.

Restricting Access to Material Non-public Information
Supervised Persons with access to information identified as material and non-public must ensure that the information is not being communicated to anyone, including persons within the Firm, except as described above. In addition, Supervised Persons should take steps to keep such information secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

Contacts with Public Companies
The Firm’s contacts with public companies represent an important part of its research efforts. The Firm may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person becomes aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. To protect yourself, the Firm and its clients, you should contact the CCO immediately if you believe that you may have received material, non-public information. Every time a Supervised Person communicates with an official of a public company, the Supervised Person should be sure to identify oneself as being associated with an investment advisory firm.

Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offer, the target company or anyone acting on behalf of either. Supervised Persons should exercise particular caution any time they become aware of non-public information relating to a tender offer.

The Restricted List
If it is determined that the Firm is in possession of material non-public information about a particular company, the CCO will add the security to the Restricted List, if necessary. Please see Section IV.D. for more information regarding the Restricted List.

High Risk Trading Activities
Certain high-risk trading activities, if used by a Supervised Person, are risky not only because of the nature of the securities transactions themselves, but also because of the potential action that may be necessary to close out the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices. Supervised Persons should understand that short sales and trading in derivative instruments involve special risks. Derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed by each employee to the Firm may heighten those risks. For example, if the Firm becomes aware of material, non-public information about the issuer of the underlying securities, Supervised Persons may find themselves “frozen” in a position in a derivative security. Should this occur, the Firm will not bear any losses resulting in a Supervised Person-Related Account or Beneficial Owner Account due to the implementation of this Policy.

Restriction on Disclosures – Client Transactions
Supervised Persons shall not disclose any non-public information (whether or not it is material) relating to client transactions to any person outside the Firm (unless such disclosure has been authorized by the Firm or the client).

EXHIBIT D – Preclearance Request Checklist

Reviewer: ___________________________________________________________________________

Date: _______________________________________________________________________________

Supervised Person: ____________________________________________________________________

Security/Ticker: ______________________________________________________________________

Transaction: _________________________________________________________________________

Steps	Questions	Yes	No
1	Ask Supervised Person if they are in possession of any material non-public information (MNPI) pertaining to the security being traded.	Deny and Forward to CCO	Continue
2	Is preclearance required?	Continue	Approve
3	Is the security on the Restricted List?	Deny	Continue
4A	Is the security currently held in any Mar Vista or Hood River strategies?	Proceed to #5A	Continue
4B	Is the security on the Mar Vista or Hood River Watch List?	Continue	Proceed to #5B
5A	Does the PM have plans to trade the security in the next 5 business days? (bcc requestor in email to PM)	Deny	Continue
5B	Have there been active trades in client portfolios for this security in the last 4 business days?	Continue	Proceed to #7
6A	Is the trade program complete?	Continue	Deny
6B	Is the requested trade in the same direction as the active trades in the client portfolios?	Proceed to #7	Continue
6C	Does this security qualify for de minimis exemption?	Continue	Deny
6D	Has the Supervised Person used the de minimis exemption for this stock in the last 30 days?	Continue	Proceed to #7
6E	If the Supervised Person has used the de minimis exemption in this stock, verify the trade was less than 500 shares or $25k, whichever is higher.	Continue	Deny de minimis exemption
7
Has the Supervised Person transacted in, and profited from, an opposite trade in this security in the last 30 calendar days (on Watch List) or 7 calendar days (not on Watch List)? Verify trade price to determine profit/loss.
		Deny	Approve if passed all other steps
***Private placement, limited partnership, closed-end mutual funds or IPOs see Code of Ethics for additional details. Virtual currency does not require preclearance.

Status:

Notes:_____________________________________________________________________________________________________________________________________________________

EXHIBIT E – Preclearance Request Form for Private Placements
Supervised Person Name:
Supervised Person Position:                               _
Name of Company (Issuer):
Dollar amount of private placement:
Dollar amount of your intended investment:
Does this company have publicly traded securities?     Yes     No
How were you offered the opportunity to invest in this private placement?  _____________________________________________________________________________________
What is the nature of your relationship with the individual or entity offering the opportunity?

What is the nature of the Firm’s relationship, if any, with the individual or entity offering the opportunity?
_____________________________________________________________________________________
Was the opportunity offered because of your position with the Firm? _____________________________________________________________________________________
Would it appear to the SEC or other parties that you are being offered the opportunity to participate in an exclusive, very limited offering as a way to curry favor with you or your colleagues at the Firm?
_____________________________________________________________________________________
Are you inclined to invest in the private placement on behalf of the funds/accounts you manage?  Yes     No
Would any other Firm clients/accounts want to invest in this private placement?  Yes     No
Will your participation in the private placement prevent or limit the Firm clients from participating to the extent the offering is suitable for their accounts?  Yes     No
Explain: _________________________________________________________________________________________________________________________________________________________________
Date you require an answer:
Attachments:     business summary     prospectus     offering memorandum

Supervised Person Signature	Date

Compliance Use Only
 Approved     Denied (Attach additional comments or work papers as necessary)
Name                         Date

EXHIBIT F – Initial Holdings Report

Supervised Person holdings report for:
(Name)
The information provided is as of the following date:
(Date)

This report must be submitted to the Chief Compliance Officer no later than 10 days after the filer becomes a Supervised Person, and the information must be current as of a date no more than 30 days before the date the filer becomes a Supervised Person.

I am reporting below information about (i) any covered security holdings in any account of the Supervised Person, or in any account in which the Supervised Person or any immediate family or household member, has a direct or indirect financial interest; and (ii) a list of all brokers, dealers and banks that maintain an account (“custodial account”) in which any securities are held for the Supervised Person’s direct or indirect benefit.

(Supervised Person’s Signature)	(Date)

ACCOUNTS ON FILE:

Account Name                Broker/Dealer or Bank        Account Number

NEW ACCOUNTS

Supervised Person	Account Registration	Broker/Dealer or Bank	Account Number

HOLDINGS

Title and Type of Security	Ticker/ CUSIP	Number of Securities	Principal Amount of Securities	Broker Name

(Attach additional sheets if necessary.)

EXHIBIT G – Quarterly Transactions Report

Supervised Person quarterly transactions report for:
(Name)
For the calendar quarter ended:
(Date)

Our firm’s Code of Ethics and SEC Regulations require each Supervised Person report, within 30 days of the end of each calendar quarter, any personal securities transactions in any account of the Supervised Person, or any account in which the Supervised Person or any immediate family or household member, has a direct or indirect financial interest.

I am reporting below all transactions required to be reported for the quarter pursuant to the Code of Ethics of the Firm.

(Supervised Person’s Signature)	(Date)

ACCOUNTS ON FILE

TRANSACTION REPORTING

Check if applicable:    (a)        I had no reportable transactions during this reporting period.
    (b)        All transactions required to be reported have been provided to the Compliance Department through duplicate confirmations and account statements that contain all of the required information on the accounts listed on file above.
    (c)        Attached is a list of new accounts opened since my prior Quarterly Transactions Report. If there has been transaction activity then confirms and statements are attached or transactions are indicated on the attached report. All other transactions required to be reported have been provided to the Compliance Department through duplicate confirmations and account statements that contain all of the required information on the accounts listed on file above.

NEW ACCOUNTS

Supervised Person	Account Registration	Broker, Dealer or Bank	Account Number.

TRANSACTIONS REPORT

Date	Title of Security	Ticker/ CUSIP	Interest Rate/ Maturity Date	Number of Securities	Principal Amount of Securities	Purchase/ Sale/Other	Price	Broker Name

(Attach additional sheets if necessary.)

EXHIBIT H – Initial/Annual Certification of Compliance

    To the Board of Managers/Directors:

I hereby acknowledge that I have received, read and understand the following documents and recognize that I am subject thereto as a Supervised Person of the Firm. I understand that any changes or exceptions made to the documents require of the Chief Compliance Officer:

1.    Code of Ethics;

2.    Compliance Policies & Procedures Manual; and

3.    Information Security Policies & Procedures.

I hereby certify that as a Supervised Person of the Firm:

4.    I have and will continue to comply with the requirements of the Code of Ethics;

5.    I have and will continue to comply with the requirements of the Compliance Policies & Procedures Manual and the Information Security Policies & Procedures;

6.    I have and will continue to report to the CCO all personal legal and disciplinary events;

7.    I have and will continue to report to the Firm all outside business activities and positions with charitable, non-charitable, public and private organizations for which I work, including any board of directors or trustees on which I serve, with or without direct or indirect compensation;

8.    I have and will continue to report to the Firm all Covered Securities transactions and holdings required pursuant to the Code of Ethics;

9.    I have and will continue to report to the Firm the names of each broker, dealer and/or bank where I, my Supervised Person-Related Accounts, my Supervised Person Client Accounts and my Beneficial Ownership Accounts have a securities account and will supply the Firm with duplicate copies of all trade confirmations and account statements required pursuant to the Code of Ethics;

10.    I have no knowledge of the existence of any personal conflict of interest relationships which may involve the Firm’s clients, such as any economic relationship between my transactions and Covered Securities held or to be acquired by the Firm’s clients;

11.    I will comply with the Firm’s electronic communication policy, which prohibits the use of text messaging as well as the use of a non-company email or IM address to conduct business; and

12.    I have and will continue to report to the Firm all political contributions, business gifts and entertainment pursuant to the Compliance Policies and Procedures Manual.

Signature:    _____________________________________ Date: __________________________

Print Name:    _____________________________________